Exhibit 99.1

ABERCROMBIE & FITCH CO.
A NOTE FROM OUR CEO

First and foremost, on behalf of our global team, we hope you and your loved ones are staying safe and healthy. With the safety and well-being of our global customers, associates and communities always a top priority, in mid-March we made the decision to temporarily close our North American and EMEA stores. Since then, the world continues to change in ways we never thought possible. While this period has brought uncertainty, it has also demonstrated kindness, perseverance, and creativity.

We are optimistic for the future and we’re happy to announce that we have begun to open select stores globally on a rolling basis and will continue to do so in the weeks ahead. We will open stores as State and local regulations allow and as we are able to meet the applicable safety and health standards.

We remain committed to providing a safe, welcoming and comfortable experience for everyone. Upon reopening, our store teams will follow processes and procedures in accordance with guidance from government and health authorities, including the use of personal protective equipment, social distancing, contactless payment options, and more. To learn about our additional safety measures, see our FAQs page.

Looking ahead, we will continue to actively monitor our stores and stay in close contact with our communities, making adjustments as the situation evolves. We are updating our site with the latest information. To see if your local store is open, please check our store locator.

We are still in this together and thankful for your loyalty and support as we look to the future with optimism.

Fran Horowitz, CEO